                                                               Exhibit 23(p)(1)

                                                         As Amended May 9, 2003

                        CENTURY CAPITAL MANAGEMENT TRUST

                                 Code of Ethics

         Persons subject to this Code of Ethics are required to engage in honest and ethical conduct in relation to Century Capital Management Trust (the "Trust") to avoid actual or apparent conflicts of interest between personal transactions and relationships and those of the Trust and to avoid practices which are not consistent with their fiduciary responsibilities. Such fiduciary responsibilities include: (a) the duty at all times to place the Trust's shareholders' interests first, (b) the requirement that all personal securities transactions be conducted consistent with this Code of Ethics and in a manner which avoids any actual or potential conflict of interest or abuse of an individual's position of trust and responsibility, and (c) the fundamental standard that Trust personnel should not take inappropriate advantage of their positions.

         As applied to the Executive Officers (as defined below) of the Trust, the provisions of this introduction and of Sections 2, 3, 5, 6.2 and 6.3 of this Code of Ethics are intended to comply with the requirements of Section 406 of the Sarbanes-Oxley Act of 2002 and applicable regulations thereunder. Such provisions are referred to herein collectively as the "Regulatory Code." Where the same provisions of this Code of Ethics apply to both Executive Officers and other personnel, the provisions as applied to such other personnel are deemed not to be part of the Regulatory Code.

         Certain of the officers and Trustees of the Trust are officers of Century Capital Management, Inc, the investment adviser to the Funds (the "Adviser"). The Adviser manages the day-to-day investment affairs of the Funds, including selecting securities to be purchased, held and sold, and placing orders for portfolio transactions. The Adviser has its own Code of Ethics pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended. The Adviser's Code of Ethics has been or will be approved by the Trustees of the Trust, including a majority of the Disinterested Trustees. Any Trustee or officer of the Trust or any person who would otherwise be subject to this Code of Ethics, who is subject to the Code of Ethics of the Adviser and who complies with such Code, shall not be subject to the provisions of this Code; provided, however, that any Executive Officer (even if such Executive Officer is an officer or Trustee of the Adviser and complies with its Code) shall be subject to the Regulatory Code.

Section 1. Definitions

1.1      Definitions

         (a) "Fund" means either of Century Small Cap Select Fund, Century Shares Trust, or any additional mutual fund created as a series of the Trust, as the context may require.

         (b) "Access Person" means any Trustee, officer, or Advisory Person of the Trust and any director, officer, or general partner of any investment adviser to a Fund.

         (c) "Advisory Person" means (i) any employee of the Trust or of any investment adviser to a Fund (or of any company in a Control relationship to the Trust or such investment adviser), who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security(1) by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a Control relationship to the Trust or such investment adviser who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of a security by a Fund.

         (d) "Approval" means the written approval of the Compliance Officer or, in the absence of such Compliance Officer or should the Compliance Officer be the Access Person seeking Approval, by the Chairman of the Trustees of the Trust, in either case applying the standard that granting such Approval would be consistent with the interests of the Trust and its shareholders and the factors listed in Section 3.3(a) below.

         (e) A Security is "being considered for purchase or sale" when a recommendation to purchase or sell a Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation

         (f) "Beneficial Ownership" has the same meaning as in SEC Rule 16a-1(a)(2): generally, a direct or indirect pecuniary interest, including ownership by a person's spouse and other Members of the Family of the person, certain family trusts, and other circumstances in which the person may profit, directly or indirectly, from transactions in the respective securities.

         (g) "Compliance Officer" means a person designated by the Trust as the Trust's Compliance Officer or another person that he or she designates to perform the functions of Compliance Officer when he or she is not available. For purposes of reviewing the Compliance Officer's own transactions and reports under this Code, the functions of the Compliance Officer are performed by the Chairman of the Trustees, or another officer of the Funds that the Chairman of the Trustees may designate from time to time.

         (h) "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940, as amended.

         (i) "Executive Officer" includes the Trust's principal executive officer, principal financial officer, principal accounting officer or controller, and any person performing similar functions, regardless of whether any such individual is employed by the Trust or a third party.

------------
(1) For purposes of this Code, the term "security" has the meaning set forth in
    Section 2(a)(36) of the Investment Company Act of 1940, as amended, and includes any security that is not a "Security," as defined in Section 1.1(p) of this Code.

         (j) "Disinterested Trustee" means a Trustee of the Trust who is not an "interested person" of the Trust within the meaning of Section 2(a)(19) of the Investment Company Act of 1940.

         (k) "Ineligible Security" shall have the meaning set forth in Section 3.1(b) below.

         (l) "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

         (m) "Members of the Family" of a person include (i) the person's spouse or domestic partner (unless they do not live in the same household as the person and the person does not contribute in any way to their support), (ii) the person's children under the age of 18, (iii) the person's children who are 18 or older (unless they do not live in the same household as the person and the person does not contribute in any way to their support), and (iv) any of the following people who live in the person's household: the person's stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

         (n) "Portfolio Manager" shall mean the person(s) responsible for the daily management of a Fund's portfolio, and shall include the individual members of any Investment Committee established to manage such portfolio.

         (o) "Purchase or sale of a Security" includes, inter alia, the writing or purchase of an option to purchase or sell a Security. A purchase or sale in the public markets shall be deemed to occur on the trade date. A purchase or sale other than in the public markets shall be deemed to occur on the date when the rights of the parties are fixed.

         (p) "Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act of 1940, except that it shall not include shares of registered open-end investment companies (mutual funds), direct obligations of the government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, or high quality short term debt instruments, including repurchase agreements.

             This is a very broad definition of security. It includes most kinds of investment instruments, including things that you might not ordinarily think of as "securities," such as options on securities, on indexes and on currencies, investments in all kinds of limited partnerships, investments in foreign unit trusts and foreign mutual funds, and investments in private investment funds and hedge funds. Unless capitalized, the term "security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act of 1940, as amended.

         (q) "Security held or to be acquired" by a Fund means any Security which, within the most recent 15 days, (i) is or has been held by the Fund, or (ii) is being or has been considered by the Fund for purchase by the Fund, and includes any option to purchase or sell, and any security convertible into or exchangeable for, such Security.

Section 2. Prohibited Fraudulent Actions

         No Trustee, officer or employee of the Trust, or of any investment adviser to a Fund, or any other affiliated person of the Trust or investment adviser shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security held or to be acquired by a Fund:

         (a) employ any device, scheme or artifice to defraud the Trust;

         (b) make any untrue statement of a material fact to the Trust or in connection with any Approval, or omit to state a material fact necessary in order to make the statements made to the Trust or in connection with any Approval, in light of the circumstances in which they are made, not misleading;

         (c) engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Trust; or

         (d) engage in any manipulative practice with respect to the Trust.

Section 3. Additional Prohibitions

3.1 Exempted Transactions

         The prohibitions of Section 3 of this Code (except for the prohibitions of Section 3.3(b) and 3.3(c)) shall not apply to:

         (a) Purchases or sales of Securities effected for, and Securities held in, any account over which the Access Person has no direct or indirect influence or control.

         (b) Purchases or sales of securities which are not eligible for purchase or sale by any Fund ("Ineligible Securities") or are broadly-based traded options or futures.

         (c) Purchases or sales of Securities which are non-volitional on the part of either the Access Person or any Fund.

         (d) Purchases or sales of Securities as part of an automatic dividend reinvestment plan.

         (e) Purchases of Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

         (f) Purchases of Securities from the issuer pursuant to a prearranged plan, such as for the payment of directors' fees in the form of Securities; provided that the plan initially received Approval.

         (g) Transactions by persons defined as "Access Persons" under the Adviser's Code of Ethics in securities of collective investment vehicles and other entities for which the Adviser serves as the investment adviser.

         (h) Transactions by persons defined as "Access Persons" under the Adviser's Code of Ethics in securities by Adviser-sponsored collective investment vehicles and any other persons or accounts for which the Adviser serves as investment adviser as to which such Access Person may be deemed to have Beneficial Ownership.

         (i) Transactions by persons defined as "Access Persons" under the Adviser's Code of Ethics in securities issued by the Adviser or any of its affiliates

3.2 Prohibited Purchases and Sales

         No Access Person shall purchase or sell, directly or indirectly, any Security (or any closely related security, such as an option or a related convertible or exchangeable security) in which he or she has, or by reason of such transaction acquires, any Beneficial Ownership and which he or she knows or should have known at the time of such purchase or sale:

         (a) is being considered for purchase or sale by a Fund; or

         (b) is being purchased or sold by a Fund or otherwise is the subject of a pending "buy" or "sell" order placed on behalf of a Fund.

3.3 Other Prohibited Personal Activity

         In addition to the prohibitions described in Section 3.2 above:

         (a) Pre-Approval. No Access Person, except a Disinterested Trustee or a Trustee who is not simultaneously an officer of the Adviser or any other investment adviser to any Fund, shall purchase or sell any Security for any account in which an Access Person or a Member of the Family of an Access Person has any Beneficial Ownership without first obtaining Approval for such transaction in such form as the Trustees or the Compliance Officer may prescribe. The standard to be applied in determining whether to grant any such Approval is whether the proposed transaction would be consistent with the interests of the Funds, taking into account such factors as (i) the possibility of economic harm to the Funds from such transaction, (ii) the possibility that the transaction would affect a highly institutional market, and (iii) whether the Securities being purchased or sold are related economically to Securities to be purchased, sold or held by the Funds.

             The Compliance Officer may revoke an Approval at any time after it is granted and before the transaction is effected. The Compliance Officer may deny or revoke an Approval for any reason.

         (b) Initial Public Offering. No Access Person or any Member of the Family of an Access Person shall acquire, directly or indirectly, Beneficial Ownership in any security in the Initial Public Offering of such security. Note that the exemptions listed in
             Section 3.1 do not apply to the restrictions of this Section 3.3(b). This prohibition shall not apply to a Disinterested Trustee or a Trustee who is not simultaneously an officer of the Adviser or any other investment adviser to any Fund.

         (c) Private Placements. No Access Person and no Member of the Family of an Access Person shall acquire, directly or indirectly, Beneficial Ownership in any security in a private placement; provided, however, that such persons may purchase any such security in a private placement with the prior Approval of the transaction, which will not be provided unless such person provides a signed undertaking to disclose such purchase in the future if and when such person is involved in the consideration of an investment in any security of the issuer on behalf of a Fund. The term "private placement" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 of the Securities Act of 1933. Note that the exemptions listed in
             Section 3.1 do not apply to the restrictions of this Section 3.3(c). This prohibition shall not apply to a Disinterested Trustee or a Trustee who is not simultaneously an officer of the Adviser or any other investment adviser to any Fund.

         (d) Short-Term Trading. No Access Person or a Member of the Family of an Access Person may purchase and sell, or sell and purchase, a Security (or any closely related security, such as an option or a related convertible or exchangeable security) within any period of 60 calendar days. If any such transactions occur, the Trust may require any profits from the transactions to be disgorged to the Funds. This prohibition will not apply if the Access Person or the Member of the Family of the Access Person engaging in the transaction must execute the transaction to raise funds to provide for a medical or other unforeseeable emergency. This prohibition shall not apply to a Disinterested Trustee or a Trustee who is not simultaneously an officer of the Adviser or any other investment adviser to any Fund.

         (e) 15-Day Blackout Period. No Portfolio Manager or any Member of the Family of any Portfolio Manager may purchase or sell, directly or indirectly, any Security (or any closely related security, such as an option or a related convertible or exchangeable security) during a period beginning seven days before and ending seven days after the trade date of any purchase or sale of such Security by the Adviser to any Fund. If any such transactions occur, the Funds will generally require any profits from the transactions to be disgorged to the Funds.

             Note: It may sometimes happen that a Portfolio Manager determines
             - within the seven calendar days after the day he or she or any Member of the Family of the Portfolio Manager has purchased or sold for his or her own account a Security that was not, to the Portfolio Manager's knowledge, then under consideration for purchase by any Fund - that it would be desirable for a Fund as to which the Portfolio Manager is responsible for making investment recommendations or decisions to purchase or sell the same Security (or a closely related security). In this situation, the Portfolio Manager must put the Funds' interests first, and promptly make the investment recommendation or decision in the Funds' interest, rather than delaying the recommendation or decision for the Funds until after the seventh day following the day of the transaction for the Portfolio Manager's (or Member of the Family's) own account to avoid conflict with the blackout provision of this Code. The Trust recognizes that this situation may occur entirely in good faith, and will not require disgorgement of profits in such instances if it appears that the Portfolio Manager acted in good faith and in the best interests of the Funds.

         (f) Gifts; Service on Board. No Access Person, except a Disinterested Trustee or a Trustee who is not simultaneously an officer of the Adviser or any other investment adviser to any Fund:

             (i) shall receive any gift or other accommodation of more than de minimus value from any person or entity that does business with or on behalf of the Adviser that might create a conflict of interest with the impartial discharge of such person's responsibilities to the Funds or place the recipient or a Fund in a difficult or embarrassing position; or

             (ii) shall serve on the Board of Directors of any publicly-traded company unless the Access Person obtains prior written Approval, based upon a determination that the board service would be consistent with the interests of the Funds.

             The prohibition of clause (i) above applies equally to gifts to Members of the Family of an Access Person (other than a Disinterested Trustee or a Trustee who is not simultaneously an officer of the Adviser or any other investment adviser to any
             Fund); however, the prohibition of clause (i) does not apply to the receipt of gifts or other accommodations from the Adviser by employees of the Adviser acting in such capacity, and is not intended to prohibit normal business entertainment.

Section 4. Reporting

4.1 In General

         Every Access Person (other than a Disinterested Trustee) shall make the reports to the Trust described in Section 4.3 of this Code with respect to
(i) the Access Person's Beneficial Ownership of, or transactions in, any Security in which such Access Person has, or by reason of such transaction acquires, any Beneficial Ownership and (ii) certain accounts established by such person; provided, however, that an Access Person shall not be required to make any of such reports with respect to transactions effected for, or Securities held in, any account over which such person does not have any direct or indirect influence or control.

4.2 Disinterested Trustees

         A Disinterested Trustee shall file a quarterly transaction report in accordance with Section 4.3(b) to report any transaction in a Security in which such person has, or by reason of such transaction acquires, Beneficial Ownership if such Disinterested Trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a Disinterested Trustee, should have known that, during the 15-day period immediately before or after the date of such transaction, such Security was purchased or sold by a Fund or was being considered by a Fund or its investment adviser for purchase or sale.

4.3 Required Reports

         (a) Initial Holdings Report. No later than 10 days after becoming an Access Person, he or she shall submit an initial holdings report that shall contain the following information:

             (i) The title, number of shares, and/or principal amount of each Security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person;

             (ii) The name of any broker, dealer or bank with whom the Access
                  Person maintained an account in which securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

             (iii) The date that the report is submitted by the Access Person.

         (b) Quarterly Transaction Reports. No later than 10 days after the end of each calendar quarter in which (1) a transaction occurs by which an Access Person acquires or disposes of Beneficial Ownership of any Security (including by gift or inheritance) or
             (2) an Access Person establishes an account with any broker, dealer, or bank for holding or trading securities of which such person has Beneficial Ownership, he or she shall submit a quarterly transaction report of such transaction and/or account that shall contain the following information:

             (i) With respect to each such transaction during the calendar quarter:

                  (A) The date of the transaction, the title, the interest rate and maturity date (if applicable), and the principal amount of each Security involved and/or the number of shares;

                  (B) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                  (C) The price (if any) at which the transaction was effected;

                  (D) The name of the broker, dealer, or bank with or through whom the transaction was effected; and

                  (E) The date that the report is submitted by the Access
                      Person.

             (ii) With respect to any such account established during the calendar quarter:

                  (A) The name of the broker, dealer, or bank with whom the
                      Access Person established the account;

                  (B) The date the account was established; and

                  (C) The date that the report is submitted by the Access
                      Person.

         (c) Annual Holdings Report. On or before January 30 of each year, every Access Person shall provide to the Trust an annual holdings report (which information must be current as of a date no more than 30 days before the report is submitted), which report shall contain the following information:

             (i) The title, number of shares, and/or principal amount of each Security in which the Access Person had any direct or indirect Beneficial Ownership;

             (ii) The name of any broker, dealer, or bank with whom the Access
                  Person maintains an account in which are held any securities for the direct or indirect benefit of the Access Person; and

             (iii) The date that the report is submitted by the Access Person.

4.4 Miscellaneous

         (a) Any report required under this Section 4 may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any Beneficial Ownership in the Security to which the report relates.

         (b) A report required under Section 4 may be in the form of a copy of the standard brokerage account statement of the affected Access Person, as long as it provides the information described within the time periods required in Section 4.

4.5 Duplicate Confirmation Statements

         If an Access Person (or any Member of the Family of an Access Person) has a securities account with any broker, dealer or bank, the Access Person must provide to the Compliance Officer copies of the transaction confirmation statements and all account statements relating to that account when such statements become available to the Access Person and at least on a quarterly basis.

Section 5. Compliance with Applicable Laws and Disclosure Requirements

         It shall be the responsibility of the appropriate Executive Officers to establish, implement and comply with procedures designed to ensure the Trust's and such Executive Officers' compliance with applicable governmental laws, rules, and regulations, including without limitation those requiring full, fair, accurate, timely, and understandable disclosure in reports and documents that the Trust or any Fund files with, or submits to, the Securities and Exchange Commission or in other public communications made by the Trust or Fund. The Trustees shall receive periodic reports on such procedures and their implementation.

Section 6. Administration of the Code

6.1 Review of Reports.

         The Trust's designated Compliance Officer (or, in the absence of such an Officer, the Secretary of the Trust), or, in the case of such Officer's reports, the Chairman of the Trustees, shall review all reports submitted to the Trust under Section 4.3 and shall bring any material discrepancies or compliance issues to the attention of the Chairman or the Trustees as appropriate.

6.2 Waivers

         Waivers of the Regulatory Code may be granted by the Chairman of the Trustees or, in the case of any waiver with respect to the Chairman, by the Trustees or a committee thereof. The granting of any waiver shall be in writing and shall require a determination that the proposed conduct is consistent with law and with the general principles of this Code. Waivers of the Code of Ethics (other than the Regulatory Code) may be granted as described in Section 7.2.

6.3 Code Violations and Sanctions

         Upon discovering a violation of this Code, any person subject hereto shall report such violation to the Trust's designated Compliance Officer (or, in the absence of such an Officer, the Secretary of the Trust), or, in the case of a violation by such Officer, the Chairman of the Trustees. The Chairman shall have responsibility for determining whether a sanction is appropriate and the form of any sanction; provided that the Trustees or a committee thereof may review and modify such determination, and the sanction for any violation by the Chairman shall be addressed solely by the Trustees or a committee thereof.

6.4 Annual Compliance Report

         At or before the initial meeting of the Trustees in each fiscal year or such other time as may be agreed to by the Trustees, the Trust and each Fund's investment adviser(s) shall each furnish to the Trustees, and the Trustees shall consider, a written report that:

         (a) describes any issues arising under the Trust's or such adviser's Code or procedures for implementing such Code since the last such report to the Trustees, including, but not limited to, information about material violations of such Code or procedures and sanctions imposed in response to the material violations; and

         (b) certifies that it has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

6.5 Joint Administration

         Reports required under Section 4 may be submitted and maintained jointly with the same reports required under the Code of Ethics of any one or more other fund or company in a Control relationship with the Trust, provided that access to such reports is under the control of Trust personnel at all times.

Section 7. Recordkeeping and Disclosure Requirements

7.1 Reports

         The Trust shall maintain at its principal place of business the following records relating to the Code, and shall make such records available to the SEC at any time and from time to time for reasonable periodic, special or other examination:

         (a) a copy of each code of ethics for the Trust that is in effect, or at any time within the past five years was in effect, which shall be maintained in an easily accessible place;

         (b) a record of any violation of this Code, and of any action taken as a result of the violation, which shall be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

         (c) a copy of each report required under Section 4, which shall be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

         (d) a record of all persons, currently or within the past five years, who are or were required to make reports under Section 4, or who are or were responsible for reviewing these reports, which shall be maintained in an easily accessible place; and

         (e) a copy of each report required under Sections 5 and 6.4, which shall be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place.

7.2 Approvals and Waivers

         (a) Subject to Section 6.2, the Compliance Officer has the authority to grant Approvals and written waivers of the provisions of this Code in appropriate instances. However, the Trust expects that waivers will be granted only in rare instances, and some provisions of the Code that are mandated by SEC rule cannot be waived. The standard to be applied in determining whether to grant any waiver is whether the transaction was consistent with the interests of the Funds, taking into account such factors as (i) any economic harm to the Funds from such transaction, (ii) whether the transaction affected, or would be expected to effect, a highly institutional market, and (iii) whether the securities that were purchased or sold are related economically to securities to be purchased, sold or held by the Funds.

         (b) The Trust shall maintain in an easily accessible place a record of each waiver and Approval and the reasons supporting the waiver or Approval for at least five years after the end of the fiscal year in which the waiver or Approval is granted.

7.3 Disclosures

         The Trust shall make such public disclosure of this Code of Ethics, the Regulatory Code, and any amendments or waivers of provisions of the Regulatory Code as may be required from time to time by applicable law or regulations.



Effective Date: May 9, 2003